Exhibit 99.1

For Immediate Release

MEETME LAUNCHES NEW DESIGN OF MOBILE APP

NEW HOPE, Pa., October 6, 2014 — MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, has begun to rollout a major redesign of the MeetMe mobile app. The new design is currently available to a limited number of users and is expected to be available to all users by the end of the month.

“We believe the improvements we made to Chat earlier this year continue to drive growth,” said Geoff Cook, CEO of MeetMe. “Q3 average mobile DAU is 888,000, up 6% vs. Q2 and up 15% vs. Q1 of this year. September was our single best chat month ever, averaging 15.7 million daily chats across the MeetMe platform. In late June we announced a record-high 15 million chats in a single day. Our average day now exceeds the record day we reported only three months ago. We believe our app redesign will further drive quality chats on behalf of our users.”

“The early results of the redesign look promising,” Cook notes. “In particular, among the subset of iOS users who are on the new design, we are seeing double-digit percentage gains in screen views and ad impressions. What’s more, we view this release as foundational, providing a platform for continued innovation of the product in the months ahead.”

The new design further emphasizes Chat, the company’s fastest growing and flagship feature. The new design makes it easier to find someone new to chat with by surfacing potential chat partners on initial entry to the app, replacing Feed as the default screen on login. In addition, the new design replaces the “drawer” style menu in favor of tabs, which enable users to quickly switch between features and receive notification of new activity instantly.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 80 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. The company is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the redesign will be available to all users as anticipated, whether DAU and chats sent per day will increase in the future and if so at what rate, whether the redesign will further drive quality chats on behalf of our users or lead to double-digit percentage gains in chats, ad impressions, and screen views, whether the redesign will become a platform for continued innovation of the product, whether Chat will continue to grow and if so at what rate, and whether the redesign will make it easier for users to find new chat partners or switch between features and receive notification of new activity instantly. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2013 and the Prospectus Supplement (Rule 424(b)(5)) filed on July 24, 2014. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Press contact:
Fresh PR
Jeannine Jacobi, 323-903-7063
jeannine@freshpr.net
or
Investor contact:
MKR Group Inc.
Todd Kehrli, 323-468-2300
meet@mkr-group.com

Source: MeetMe, Inc.